Exhibit 99.1

Niska Gas Storage Partners LLC Announces Year End Financial Results for Fiscal 2012; Places 15 Bcf Expansion of Wild Goose Facility Into Service; and Provides Guidance for Fiscal 2013

HOUSTON, TEXAS — May 22, 2012 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today financial results for the quarter and year ended March 31, 2012. The Company also provided guidance for the fiscal year ending March 31, 2013 and an update on its current business environment and outlook.

Financial Results

Adjusted EBITDA (as defined below) was $136.2 million for the fiscal year ended March 31, 2012, $1.2 million above the high end of its previous guidance of $125 million to $135 million, and compared to Adjusted EBITDA of $195.5 million for the fiscal year ended March 31, 2011.  Adjusted EBITDA for the quarter ended March 31, 2012 was $55.0 million, compared to $61.2 million in the same period last year.  Cash Available for Distribution (as defined below) was $63.7 million and $29.1 million in the fiscal year and quarter ended March 31, 2012, respectively, compared to $117.5 million and $38.7 million in the comparable periods last year.  The Company reported a net loss of $165.8 million for the fiscal year ended March 31, 2012, compared to net earnings of $57.5 million for the fiscal year ended March 31, 2011.  The net loss in fiscal 2012 includes non-cash charges of $250 million for the impairment of goodwill and $23.4 million for the write down of natural gas inventory to fair value.  Niska reported net earnings of $15.6 million ($0.22 per unit) for the three months ended March 31, 2012 compared to net earnings of $27.9 million ($0.40 per unit) for the same period last year.  Loss per common unit for the fiscal year ended March 31, 2012 was $2.39, compared to earnings per unit of $0.31 for the period May 17, 2010 (the completion of Niska’s initial public offering) to March 31, 2011.

“We are satisfied with our results for the fourth quarter of our fiscal year ended March 31, 2012,” said Simon Dupéré, President and Chief Executive Officer, “Widening storage spreads and increased commodity volatility in our fourth quarter enabled us to exceed our full year Adjusted EBITDA guidance of $125 million to $135 million.  The substantial increase in natural gas supplies, coupled with warmer winter weather experienced in North America, caused near term natural gas prices to drop substantially, thus widening the seasonal storage spread and allowing us to capture additional value in our short-term firm and optimization revenue strategies. These wider storage spreads have persisted into early Fiscal 2013 as sustained natural gas production along with substantially higher storage inventories in North American have continued to suppress near-term prices.”

Wild Goose 15 Bcf Expansion Placed Into Service

“In addition”, said Mr. Dupéré, “we continued to execute our operating and financial plan to position Niska for success in the current operating environment.  During the fourth quarter ended March 31, 2012, we have placed in service an additional 15 billion cubic feet (“Bcf”) of storage capacity at our Wild Goose facility in California. Capital expenditures in Fiscal 2012 related to the addition of 17 Bcf at AECO and Wild Goose were $51 million. While this was well below guidance of $65-75 million, some construction work is expected at Wild Goose to fully commission injection/withdrawal enhancements and improve pipeline connections with Pacific Gas and Electric. The carried forward capital expenditures related to this are expected to be $15-$20 million in Fiscal 2013, placing total expansion costs in Fiscal 2012 guidance range.

Senior Note Repurchases

We also purchased an additional $35 million principal amount of our 8.875% Senior Notes, bringing the cumulative purchases of our Senior Notes to over $156 million.  The cumulative impact of these purchases will reduce our annual interest expense by almost $14 million, and have been funded principally by the monetization of excess optimization inventory.  The improvement in Adjusted EBITDA for Fiscal 2012, coupled with the reduction in interest expense resulting from the purchases of our Senior Notes, resulted in a Fixed Charge Coverage Ratio (FCCR) of 1.94 times, above the minimum ratio of 1.75 times that would begin to restrict our ability to pay distributions on our common units.”

Fiscal 2013 Guidance

Mr. Dupéré continued, “Based on market conditions that exist today, we anticipate Adjusted EBITDA for the fiscal year ending March 31, 2013 to range from $130 million to $140 million.  Cash Available for Distribution is expected to range from $62 million to $72 million.  We anticipate Common Unit Coverage of between 1.3 to 1.5 times.  We also expect a FCCR of between 1.8 to 1.9 times, and currently do not expect the FCCR to fall below 1.75 times in any of the four fiscal quarters ending March 31, 2013.  All of these guidance projections exclude any positive impact on Adjusted EBITDA from the inventory writedown recorded this year.

As previously announced, Niska paid a distribution of $0.35 per common unit on May 15, 2012 to unitholders of record on May 4, 2012.

Earnings Call

Niska will host a conference call detailing its annual results on Tuesday, May 22, 2012, at 10:00 a.m. Eastern Daylight Time (9:00 a.m. CDT). This call will be webcast by Thomson Reuters and can be accessed at Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

North America:	1-866-272-9941
International:	1-617-213-8895
Access Code:	13770075

A telephonic replay can be accessed until midnight, May 29, 2012 at the following numbers:

North America:	1-888-286-8010
International:	1-617-801-6888
Access Code:	67554925

In addition, an electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations and Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 221.5 Bcf of natural gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and net income, as well as our expectation regarding expansion capital expenditures for our fiscal year, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are: (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, inventory impairment write-downs, gains and losses on asset dispositions, asset impairments (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by cash interest expense (excluding amortization of deferred financing costs and the effects of unrealized gains or losses on interest rate swaps), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s

management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding

Contact

Niska Gas Storage Partners LLC
Investor Relations:
Brandon Tran, Investor Relations Associate or

Vance E. Powers, Chief Financial Officer
(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
REVENUES
Long-term contract	$28,175	$31,250	$116,244	$119,566
Short-term contract	10,277	12,095	29,809	40,972
Optimization, net	18,801	21,664	122,528	69,537
Total revenue	57,253	65,009	268,581	230,075

EXPENSES (INCOME)
Operating	9,097	12,368	43,978	44,772
General and administrative	8,104	10,605	28,582	34,568
Depreciation and amortization	12,210	10,543	46,131	46,891
Interest	16,977	19,407	74,630	77,007
Impairment of goodwill	—	—	250,000	—
Loss (gain) on extinguishment of debt	(1,169)	—	4,861	—
Loss on impairment and sale of assets	5,342	—	5,342	—
Foreign exchange (gains) losses	(228)	247	682	(518)
Other income	(119)	(14)	(167)	(48)
	50,213	53,156	454,040	202,672

EARNINGS BEFORE INCOME TAXES	7,040	11,853	(185,459)	27,403
Income tax benefit	(8,602)	(16,046)	(19,687)	(30,054)

NET EARNINGS AND COMPREHENSIVE INCOME	15,642	27,899	(165,772)	57,457
Less:
Net earnings prior to initial public offering on May 17, 2010	—	—	—	36,234
Net earnings subsequent to initial public offering on May 17, 2010	$15,642	$27,899	$(165,772)	$21,223

Net earnings subsequent to initial public offering allocated to:
Managing member	$310	$559	$(3,283)	$901
Common unitholders	$7,743	$13,670	$(82,064)	$10,161
Subordinated unitholder	$7,589	$13,670	$(80,426)	$10,161

Earnings per unit allocated to common unitholders
- basic and diluted	$0.22	$0.40	$(2.39)	$0.31

Earnings per unit allocated to subordinated unitholder
- basic and diluted	$0.22	$0.40	$(2.39)	$0.31

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Reconciliation of Net Earnings to Adjusted EBITDA and Cash Available for Distribution:
Net earnings (loss)	$15,642	$27,899	$(165,772)	$57,457
Add (deduct):
Interest	16,977	19,407	74,630	77,007
Income tax benefit	(8,602)	(16,046)	(19,687)	(30,054)
Depreciation and amortization	12,210	10,543	46,131	46,891
Unrealized risk management losses (gains)	(8,485)	19,128	(83,193)	44,787
Impairment of goodwill	—	—	250,000	—
Loss (gain) on extinguishment of debt	(1,169)	—	4,861	—
Loss on impairment and sale of assets	5,342	—	5,342	—
Foreign exchange (gains) losses	(228)	247	682	(518)
Other income	(119)	(14)	(167)	(48)
Inventory impairment write-down	23,400	—	23,400	—
Adjusted EBITDA	$54,967	$61,164	$136,228	$195,522
Less:
Cash interest expense, net	25,652	21,488	69,856	75,991
Income taxes paid	(118)	187	988	474
Maintenance capital expenditures	422	763	1,858	1,631
Other income	(119)	(14)	(167)	(48)
Cash available for distribution	$29,131	$38,740	$63,694	$117,474

Revenue:
Long-term contract	28,175	31,250	116,244	119,566
Short-term contract	10,277	12,095	29,809	40,972
Proprietary optimization:
Realized optimization, net	33,717	40,792	62,735	114,324
Unrealized risk management (losses) gains	8,485	(19,128)	83,193	(44,787)
Inventory impairment write-down	(23,400)	—	(23,400)	—
Total	$57,254	$65,009	$268,581	$230,075

Total realized revenues	$72,169	$84,137	$208,788	$274,862

Capital expenditures:
Maintenance	$422	$763	$1,858	$1,631
Expansion and cost reduction	8,766	9,066	50,962	32,368
Total	$9,188	$9,829	$52,820	$33,999

Operating data:
Effective working gas capacity (Bcf)	221.5	204.5	221.5	204.5

	As of March 31,
	2012	2011
Selected Consolidated Balance Sheet data :
Cash and cash equivalents	$13,342	$117,742
Inventory	$230,739	$133,576
Borrowings under revolving credit facility	$150,000	$—
Total debt excluding revolving credit facility	$643,790	$800,000
Members’ equity	$690,390	$916,973

NISKA GAS STORAGE PARTNERS LLC

ESTIMATED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars)

(unaudited)

	Estimated for the
	Fiscal Year Ended
	March 31, 2013
	Low estimate	High estimate

Reconciliation of Estimated Net Earnings to Adjusted EBITDA and Cash Available for Distribution:

Net earnings	$24,500	$32,900
Add (deduct):
Interest expense	69,500	69,500
Income tax expense	(9,000)	(7,400)
Depreciation and amortization	45,000	45,000
Adjusted EBITDA	130,000	140,000
Less:
Cash interest expense, net	65,200	65,200
Income taxes paid	1,000	1,000
Maintenance capital expenditures	1,700	1,700
Cash available for distribution	$62,100	$72,100